SENTO REPORTS FISCAL 2006 FIRST QUARTER REVENUES OF $8.8 MILLION

              - Revenues Rise 33% on Contribution from Xtrasource -
       - Completed Cost-saving Initiatives and Start-up of Delayed Client
                      Projects to Benefit Second Quarter -
          - Company Remains on Track to Achieve Operating Profitability
                            in 2006 Fourth Quarter -


SALT LAKE CITY, Utah, July 26, 2005 - Sento Corporation (Nasdaq: SNTO), a right-channeling solutions leader, today reported financial results for the fiscal 2006 first quarter ended June 30, 2005.

For the first quarter of fiscal 2006, the Company reported consolidated revenues of $8.76 million, a 33.4% increase from the $6.57 million reported in the first quarter of fiscal 2005. The latest quarter included a $2.63 million of revenues from the operations of Xtrasource, the assets of which Sento acquired effective October 1, 2004.

The Company's gross profit was $763,532, or 9% of revenues, compared with $790,796, or 12% of revenues, in the prior year quarter. The lower gross margin was caused in part by expenses incurred to hire and train customer support staff in ramping up for two large client assignments that were then delayed. Both projects are now underway and are expected to benefit the current 2006 second quarter. The gross margin in the latest period was also impacted by temporarily higher rent expense. That was caused both by the project delay resulting in unabsorbed rent costs for new contact center space added for the projects and by the inclusion of a facility that was closed at the end of the quarter.

The Company had an operating loss of $1.61 million, which included $209,835 of expense from the final phase of a previously announced facilities consolidation, a $267,740 one-time expense due to the closing of its Green River Wyoming facility and $68,312 in amortization costs related to the Xtrasource acquisition. This was partially offset by a $54,572 benefit related to certain stock options that are considered variable under GAAP and are affected by moves in the Company's stock price. For the 2005 first quarter, the operating loss was $115,541. The Company had previously forecast that it would not achieve operating profitability until the 2006 fourth quarter.

For the first quarter of 2006, the net loss attributable to common stockholders was $1.67 million or $0.44 per diluted share versus a net loss of $192,545 or $0.05 per diluted share in the same period a year ago.

The Company ended the fiscal 2006 first quarter with a strong balance sheet, including working capital of $4.02 million, cash and short-term investments of $5.11 million, equivalent to $1.35 per diluted share, and long-term debt to equity of 32.1% including the Xtrasource contingent earn-out.

Patrick F. O'Neal, President and CEO of Sento, commented, "Although not yet reflected in our financial performance, we made important progress in the 2006 first quarter that is essential to achieving our goal of reaching operating profitability by the fourth quarter of this fiscal year.

"Chief among these was the on-time and below-budget completion of our facilities consolidation announced two quarters ago as part of a multiphase program to reduce operating costs by $1 million annually. A second part of the program was the renegotiation of existing leases in the U.S. and Europe, which we also have successfully completed with the exception of our Green River, Wyoming operation. As a result, we closed that facility, took a charge for it in the first quarter and will realize a net savings of $87,000 annually as a result. The financial benefit of these actions begins in the current second quarter.

"Our technology platform initiatives also will begin showing their effect in the second quarter as they improve our operating efficiency and in some cases reduce man-hours required to service our customers, saving them money.

"In addition to completing these cost reduction and technology initiatives, we made progress on the top line as well in the first quarter. We achieved 33% revenue growth despite the delay of two major client engagements, representing approximately $250,000 in expected revenues for the quarter, because of the contribution of Xtrasource as well as from the other Sento business we have won in the past twelve months.

"I am also pleased to report that the two delayed projects are now up and running, as of July 14. They represent significant expansion of current client relationships. We had added 55 customer support agents and completed their initial training for both projects in the first quarter, before they were temporarily postponed. Today, we have a total of 160 agents serving on these projects and are now realizing the project revenues that could reach a run-rate of approximately $450,000 per month. In addition, we also have three signed Letters of Intent for projects with new clients and expect those projects to contribute to the current second quarter as well.

"Xtrasource continues to prove its strategic value to our Company. We have won several pieces of business because of and through Xtrasource. In fact, two of the three new projects for which we have the LOIs are expected to use our combined U.S. and EMEA capability.

"We remain focused on building our new business pipeline and are adding highly motivated and experienced sales staff in both Europe and the U.S. to further our progress. We are also developing a pipeline of interest in our Spanish Language Call Center initiative. Once we complete a real estate transaction in Albuquerque, we will begin moving forward with our plan to create an on-shore customer care center to serve the Spanish language community in the U.S.

"We also will be re-positioning our company through the launch of a new marketing campaign including a new web site design currently scheduled for introduction in August. We are especially proud of the client endorsements it will contain, most notably those of Overstock.com and McAfee.

Mr. O'Neal concluded, "We have uncovered our distinguishing strengths and are laser-focused on capitalizing on them. We have our strategic plan in place and we are executing on it. Although temporary delays in major new client assignments masked some of our progress in the first quarter, it is there nonetheless. We expect to see improvement in the current second quarter, which is seasonally our smallest, and more as the year progresses and we enter our strong third and fourth quarters. We remain on track to achieve our operating profitability objectives this fiscal year. It is the next crucial threshold for us in unlocking this Company's substantial value. There is no objective more important to us today."

CONFERENCE CALL

Sento senior management will host a conference call, today, July 26 at 2:15 p.m. Mountain Time (4:15 p.m. Eastern Time) to discuss fiscal 2006 first quarter results and the future outlook. To access the call, dial 816-650-0760 in or outside the US, five minutes before start time. The confirmation number is 431617027. In addition, this call will be Web cast by CCBN and can be accessed at Sento's Web site at: www.sento.com. The Web cast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The Web cast of this call will be available for two months by visiting one of CCBN's Web sites as stated above.

SENTO PROFILE

Sento Corporation (www.sento.com) is one of the industry's most innovative providers of flexible, custom solutions that leverage Right Channeling, a proven methodology for ensuring that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer customer contact solutions designed to improve the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through Sento's Customer Choice Platform(SM), we offer comprehensive professional services and tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer support in 19 languages.

FORWARD LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento's beliefs, expectations, goals, hopes or intentions regarding future events. Words such as "expects," "intends," "estimates," "believes," "anticipates," "should" and "likely" also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company's stock price has historically been volatile; difficulties encountered in post-acquisition integration and operation of the acquired assets including retaining existing clients of the acquired company; variations in market and economic conditions; the effect on the Company's earnings of the repricing of options; the Company's dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company's clients resulting in lower revenues for the Company; the Company's ability to complete negotiations and execute client agreements; risk of emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company's current expectations, are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB.

Contact:

Patrick F. O'Neal, CEO, Sento at 801-431-9209 or pat_oneal@sento.com Anthony Sansone, CFO, Sento at 801-431-9200 or tony_sansone@sento.com
Or, for brokers and financial industry members, Laurie S. Roop, President, Shareholder Relations at 435-652-3884 or laurie@shareholder-relations.net


                                - TABLES FOLLOW -

                                        SENTO CORPORATION
                                        AND SUBSIDIARIES

                                             ASSETS

                                                                 June 30, 2005        March 31, 2005
                                                                ---------------       ---------------
                                                                  (Unaudited)
Current assets:
        Cash                                                    $     5,112,449       $     5,698,195
        Accounts receivable, net                                      3,469,786             4,326,315
        Other current assets                                            731,913               643,059
                                                                ---------------       ---------------
                Total current assets                                  9,314,148            10,667,569

Property and equipment, net                                           4,244,438             4,031,632
Intangible assets, net                                                1,161,295             1,229,607
Other assets                                                            302,496               296,775
                                                                ---------------       ---------------
                Total Assets                                    $    15,022,377       $    16,225,583
                                                                ===============       ===============


                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Current portion of long-term debt and capital leases    $     1,188,470       $       745,699
        Accounts payable                                              1,958,820             2,110,013
        Accrued payroll and payroll taxes                             1,357,944             1,559,676
        Current portion of accrued restructuring expenses               172,347               118,793
        Accrued liabilities and other                                   616,170               635,834
                                                                ---------------       ---------------
                Total current liabilities                             5,293,751             5,170,015

Long-term debt and capital leases, net of current portion             1,282,080               959,259
Accrued restructuring expenses, net of current portion                  171,447                     -
Accrued contingent consideration from business acquisition              907,898               907,898
                                                                ---------------       ---------------
                Total liabilities                                     7,655,176             7,037,172

Stockholders' equity                                                  7,367,201             9,188,411
                                                                ---------------       ---------------
                Total Liabilities and Stockholders' Equity      $    15,022,377       $    16,225,583
                                                                ===============       ===============

                                        SENTO CORPORATION
                                        AND SUBSIDIARIES

                         Condensed Consolidated Statements of Operations
                                           (Unaudited)


                                                                    Three Months Ended
                                                         ---------------------------------------
                                                            June 30,                   June 30,
                                                              2005                       2004
                                                         -------------             -------------
Revenue                                                  $   8,760,585             $   6,566,748

Cost of sales                                                7,997,053                 5,775,952
                                                         -------------             -------------
        Gross profit                                           763,532                   790,796

Product development                                                  -                   119,013
Selling, general and administrative expenses                 1,886,506                   826,481
Amortization of intangible assets                               68,312                         -
Restructuring charge                                           477,575                         -
Non-cash charge for valuation of warrants                            -                   111,592
Stock-based compensation expense (benefit)                     (54,572)                 (150,749)
                                                         -------------             -------------
        Operating loss                                      (1,614,289)                 (115,541)

Other expense, net                                             (39,546)                  (39,129)
                                                         -------------             -------------
Net loss before income taxes                                (1,653,835)                 (154,670)
Income taxes                                                    11,230                         -
                                                         -------------             -------------
Net loss                                                    (1,665,065)                 (154,670)

Deemed divided as a result of warrant modification                   -                   (37,875)
                                                         -------------             -------------
Net loss attributable to common stockholders             $  (1,665,065)            $    (192,545)
                                                         =============             =============



Basic and diluted net loss per share                     $       (0.44)            $       (0.05)

Basic and diluted weighted average number of common and
  common equivalent shares outstanding                       3,785,264                 3,627,686

                                                SENTO CORPORATION
                                                AND SUBSIDIARIES


                                      Consolidated Statements of Cash Flows
                                                   (Unaudited)

                                                                                        Three Months Ended
                                                                                ----------------------------------
                                                                                  June 30,              June 30,
                                                                                    2005                  2004
                                                                                -------------        -------------
Cash flows from operating activities:
  Net loss                                                                      $  (1,665,065)       $    (154,670)
   Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
     Depreciation and amortization                                                    510,125              389,931
     Non-cash interest expense related to warrants issued with debt                     3,174                4,257
     Stock based compensation on revaluation of stock options                         (54,572)            (150,749)
     Restructuring charge                                                             477,575                    -
     Revaluation of non-employee warrants issued for services                               -              111,592
     Changes in operating assets and liabilities:
       Accounts receivable                                                            856,529            1,558,312
       Other assets                                                                  (104,965)              46,687
       Accounts payable                                                              (151,193)            (142,718)
       Other liabilities                                                             (351,225)            (361,414)
                                                                                -------------        -------------
         Net cash provided by (used in) operating activities                         (479,617)           1,301,228
Cash flows from investing activities:
   Capital expenditures                                                              (766,973)            (287,616)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt, capital leases and credit line            987,267              316,140
  Principal payments on long-term debt, capital leases, and credit line              (224,849)            (246,971)
  Payment of accrued offering costs                                                         -             (603,823)
  Proceeds from exercise of stock options, warrants and employee stock purchases       30,496              165,473
  Repurchase of common stock                                                          (55,939)                   -
                                                                                -------------        -------------
         Net cash provided by (used in) financing activities                          736,975             (369,181)

Effect of foreign currency translations                                               (76,131)                   -
                                                                                -------------        -------------
Net increase in cash and cash equivalents                                            (585,746)             644,431
Cash and cash equivalents at beginning of year                                      5,698,195            6,567,811
                                                                                -------------        -------------
Cash and cash equivalents at end of year                                        $   5,112,449        $   7,212,242
                                                                                =============        =============

                                                        ###